EXHIBIT 10.63

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                           PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into this 29th day of June, 2001, by and between Rocky Mountain Gas, Inc., with an address of 877 North 8th West, Riverton, Wyoming 82501 (hereinafter as "RMG") and CCBM, Inc., a Delaware Corporation, with an address of 14701 St. Mary's Lane, Suite 800, Houston, Texas (herein referred to as "CCBM").

                                   BACKGROUND

WHEREAS, RMG is the owner of certain oil and gas or gas leases and certain contractual rights related thereto, all being specifically described in the following instruments (collectively, the "RMG Assets"):

A. Those certain Oil & Gas Leases or Option Agreements and wells described on Exhibit "A", attached hereto and made a part hereof (the "Leases"), and the royalty and overriding royalty in same as denoted on said Exhibit "A".

B. Agreement dated January 1, 2000, a copy of which is attached hereto and made a part hereof as Exhibit "B-1", together with all amendments and revisions thereto (the "Quantum Agreement").

C. Agreement dated December 31, 2000, a copy of which is attached hereto and made a part hereof as Exhibit "B-2", together with all amendments and revisions thereto (the "Suncor Agreement").

D. Agreement dated December 17, 1999, a copy of which is attached hereto and made a part hereof as Exhibits "C-1, C-2, C-3", and C-4, together with all amendments and revisions thereto (the , UPR Agreement, Infinity Agreement, Lebsack Agreement, and Patina Agreement collectively referred as the " Oyster Ridge Agreements").

WHEREAS, CCBM desires to purchase an undivided 50% interest in the RMG Assets (the "Acquired Assets"); and

NOW, THEREFORE, in consideration of the mutual covenants, agreements, valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:




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                                    ARTICLE I
                      PURCHASE AND SALE OF ACQUIRED ASSETS

1.1 Transfer of Acquired Assets. Subject to the terms and conditions hereof, RMG hereby sells, conveys, transfers, assigns and delivers to CCBM, and CCBM purchases, acquires and accepts from RMG, an undivided fifty percent (50%) of RMG's right, title and interest in and to the RMG Assets, together with an undivided 50% of RMG's right, title and interest in and to any Oil and Gas Leases, Option Agreements, contractual rights, coalbed methane leases, wells, facilities and/or other right ("Interest") of RMG within the Area of Mutual Interests whether or not the Interest is described in this Purchase and Sales Agreement.

1.2 Representations and Warranties. RMG represents that (i) the Acquired Assets are valid and in full force and effect, (ii) RMG owns the interest set forth on the attached Exhibits and (iii) RMG owns the Acquired Assets free and clear of all mortgages, pledges, liens, charges, security interests, encumbrances and any burdens (excepting the rights created by the Suncor and Quantum Agreements and provided for in the lease documents) or otherwise set forth in the lease documents created by or in favor of RMG. RMG shall warrant title to the interest conveyed to CCBM in the Acquired Assets as to all parties claiming by, through or under RMG, but not otherwise.

1.3 Earnest Money Deposit. In accordance with that certain Letter of Intent dated May 31, 2001 between RMG and CCBM, CCBM paid RMG the sum of a non-refundable Earnest Money Deposit of $50,000, and RMG hereby acknowledges the timely receipt of the Deposit. The Earnest Money Deposit shall be credited against CCBM's obligation to spend $2.5 million for RMG's share of the drilling program described in Section 2.1. Such credit shall apply to the final payment
(s) due by CCBM for such obligation.

1.4 Payment for Purchase. As consideration for the purchase and assignment of the Acquired Assets, in addition to the remaining obligations set forth elsewhere in this Agreement, CCBM will pay at closing to RMG a purchase price of $7.5 million subject to reductions provided for in Section 1.5 (the "Purchase Price") in the form of a promissory note in a form identical to Exhibit "D" attached hereto ("the Note") secured solely by the Acquired Assets, excluding any acreage or wells deemed to be earned pursuant to Section 2.1 (a) below.

For the consideration set forth herein, CCBM will be entitled to a 50% interest in the RMG Assets. At Closing, RMG will assign the Acquired Assets to CCBM. The Acquired Assets will be pledged back to RMG as collateral for the Note and Mortgage until such collateral is released. RMG shall release 25% interest in the Acquired Assets upon receiving principal payments totaling 33.3% of the Purchase Price. When RMG receives principal payments totaling 66.6% of the Purchase Price, 50% interest in the Acquired Assets shall be released as collateral. Upon RMG receiving the entire Purchase Price plus all interest due, all the remaining interest in the Acquired Assets shall be released as collateral.

1.5 Title Defects and Remedies. CCBM has identified certain title defects as identified in that certain letter dated June 15, 2001 a copy of which is attached as Exhibit "I" and in the event

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that additional title defects arise within 60 days of the Closing Date for any of the Acquired Assets, upon written notice to RMG of the title deficiencies, RMG shall have curative rights as follows:

     a. RMG shall have 120 days from the date of the notice to cure the defects;

     b. If the defect cannot be cured to CCBM's satisfaction within 120 days, RMG will have 60 additional days to offer to CCBM alternative acreage located in the same vicinity and of the same quality and quantity. CCBM, in its sole discretion may accept the alternative properties, recommend alternative properties or refuse the substitute properties;

     c. If alternative property can not be agreed upon and if title is not cured within 180 days of notice, the Purchase Price (initially $7.5 million) and the outstanding principal balance of the Note shall be reduced in an amount equal to the amount specified for each respective property identified on Exhibit " E" at the price per acre listed and the final payment due on the Note shall be reduced by such amount.

                                   ARTICLE II
                  DRILLING PROGRAM AND AREA OF MUTUAL INTEREST

2.1 Drilling Program for 2001. CCBM and RMG shall enter into a Joint Operating Agreement ("JOA") identical in form to the agreement attached hereto as Exhibit "F", which shall govern operations on the RMG Assets, and the Area of Mutual Interest ("AMI"), as defined below. RMG shall be designated as the Operator, subject to the JOA.

(a) CCBM agrees to fund $5,000,000 for an initial drilling program on the Acquired Assets. As funded, CCBM will earn a 50% interest of RMG's interest in each well drilled and a 50% ownership in RMG's ownership interest in the associated acreage, (i.e. 80 acres per well), and production. CCBM's ownership in such wells shall be earned regardless of the status of the Note or CCBM's ownership in the balance of the RMG Assets. RMG will be carried for the initial drilling program and will retain the remaining 50% interest. After the above $5,000,000 is expended, subject to the JOA, all future operations will be funded equally by CCBM and RMG.

(b) Notwithstanding anything to the contrary, prior to the expenditure of any monies attributable to the $5,000,000 to be funded by CCBM, RMG shall furnish CCBM with an Authority for Expenditure ("AFE") in accordance with the Procedure set forth in the JOA for CCBM's review and approval for each individual well to be drilled and completed or for facilities construction. Such AFE's shall be in a form similar to that set out in Exhibit "G". Multiple AFE's may be submitted by RMG to CCBM, however for the period beginning July 1, 2001, and ending November 30, 2001 no more than a cumulative amount of $1.5 million of AFE's may be submitted during any thirty (30) day period unless mutually agreed upon by both parties. RMG shall cash call CCBM only for work RMG


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    reasonably expects to complete during the ensuing 30 day period. Cash calls and such AFE amounts shall be due and payable by CCBM to RMG within five (5) business days of commencement of work related to each individual AFE. Any portion of the $5,000,000 not expended during calendar year 2001 shall be carried over to the 2002 and 2003 drilling program or to property acquisitions, if mutually agreed to by the parties. No payment shall be due until CCBM has received copies of all permits, rights of way, title opinions, surface use agreements and any other ancillary agreements necessary for the operation for which the cash call is being made along with representations from RMG that the operation will be conducted during the ensuing 30 day period, unless mutually agreed upon in writing by the parties. It is specifically agreed and understood that the aforementioned $5,000,000 funded by CCBM shall not be expended for any operation associated with water disposal wells, compression beyond 100 PSIG nor for facilities downstream of compression beyond 100 PSIG. Further, the $5,000,000 funded by CCBM will only be used to pay for CCBM's final working interest and an equal working interest for RMG. CCBM's final working interest will not be less than 50% of CCBM's paying interest, less and except the $225,000 Suncor drilling program per section 2.5, unless approved by CCBM in writing. Should a cash call amount not be expended during the ensuing 30 day period, the unspent portion of such cash call shall be applied to a subsequently due cash call or shall be immediately refunded if not used for the AFE for which the cash call was made within 90 days of being delivered.

(c) In the event less then the entire $5,000,000 is expended as provided above, within two (2) years of the closing date (subject to extensions for Force Majeure), CCBM shall pay to RMG one-half of the unspent portion of the $5,000,000. The foregoing payment is subject to RMG complying with all of the terms and provisions of this Agreement, the JOA and the procedures set forth therein for submitting AFE's to drill $5 million worth of "reasonable wells". A "reasonable well" shall meet the following economic criteria:

          1. Individual well cost, including hook-up to sales, must meet a projected internal rate of return ("IRR") in excess of 15% at prevailing market prices.

          2. Such wells must be on acreage blocks that are touching and contain a minimum size as follows:

                    a)  Kirby - at least 2560 acres
                    b)  Clearmont - at least 640 acres
                    c)  Arvada - at least 480 acres

          3. No more than 10 wells/calendar year at Oyster Ridge qualify as reasonable.

The intent of this provision is for CCBM to spend $2.5 million on behalf of RMG. If CCBM fails to do this despite a total of $5,000,000 of reasonable well proposals by RMG then CCBM shall be obligated to pay any remaining unspent portion of the $2.5 million directly to RMG.

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2.2 Allocation and Payment of Revenue. CCBM is entitled to 20% of RMG's net revenue interest from all wells jointly drilled under this Agreement (per Sections 2.1 or 2.2) until such time as the net revenue received by CCBM from this additional interest equals a total of $1,250,000 in dollars of the day or CCBM defaults on the Note. The revenues due CCBM shall not be paid to CCBM in cash, but instead, RMG shall apply such revenue towards prepayment of the Note, with such payments being applied towards the final payment due under the Note. The $1,250,000 mentioned above will be reduced proportionately with reductions in the Purchase Price, if any, under Section 1.5.

2.3 Area of Mutual Interest. CCBM and RMG hereby establish an AMI, which shall include the entire State of Wyoming and the Powder River Basin of Montana as outlined on Exhibit "H", which is attached hereto and made a part hereof, and subject to pre-existing AMI's between RMG, Quaneco and Suncor. The AMI shall be for a four year term commencing on June 30, 2001 and ending on June 30, 2005 unless otherwise modified by the terms herein or modified by the mutual written consent of the parties. The JOA shall govern operations within the AMI with CCBM and RMG each owning a 50% interest in the AMI.

2.4 Management Committee. CCBM and RMG shall form a Management Committee for the purpose of overseeing operations on the RMG Assets.

(a) The Management Committee shall be composed of two (2) Members representing CCBM and two (2) Members representing RMG. There shall be at least two (2) Members representing CCBM and two (2) Members representing RMG at a meeting to constitute a quorum for the Management Committee.

(b) Upon payment of the Purchase Price, and with the consent of Quaneco, CCBM shall be allocated one of the RMG Managing Member seats with Powder River Gas, LLC provided for in the Quaneco Agreement (Exhibit B-1 in Section 3.4(c) (ii)). Prior to such time, RMG agrees to consult with CCBM in order to come to mutual Agreement on all major decisions made by Powder River Gas, LLC.

(c) The Management Committee shall:

     i. Review and recommend overall annual and quarterly capital expenditures and preparing for approval budgets for all expenditures for each succeeding quarter relating to the Acquired Assets.

     ii. Review such other matters as may be necessary to option and/or lease lands, drill and complete or otherwise conduct activities within the AMI.

     iii. Review drilling results and the costs thereof in relation to the budget approved by the Management Committee, and make recommendations and modifications to the budget as necessary;


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     iv.  Review all drilling contracts to determine that they are competitive, and if necessary negotiate competitive drilling contracts for future drilling;

     v. Investigate whether to build or contract out the building of the gathering system;

     vi. Meet not less than quarterly or at the request of either CCBM or RMG. The meeting site shall alternate between Sheridan/Riverton, Wyoming and CCBM offices in Houston, Texas, unless otherwise agreed to by the Parties;

     vii. Conduct any other business necessary to oversee this Agreement.

(d) It is specifically agreed that RMG shall have a tie breaking vote concerning all general operations as outlined herein until the $5 million drilling commitment has been expended and until the Purchase Price has been paid.

2.5 Suncor Option Acreage.

(a) The Suncor Agreement (Exhibit B-2) contains a provision whereby RMG has provided Suncor Energy of Calgary, Alberta ("Suncor") an option to purchase a 37.5% net working interest in approximately 112,000 acres in Montana ("Option Acreage") known as the Castle Rock Project with a remaining balance of approximately $2,900,000 from Suncor to RMG, due in February 2002, plus various drilling commitments. If Suncor exercises the option, all proceeds of such sale will be solely for the benefit of RMG. If Suncor does not exercise its option with RMG, then CCBM shall have thirty (30 day) after receipt of written notice from RMG to elect to purchase 50% of RMG's interest in the Option Acreage for the equivalent value that would have been due RMG under the Suncor Agreement. If CCBM does not exercise this option on or before thirty (30) days after receipt of written notice, then the Option Acreage will belong solely to RMG and will be removed from the AMI.

CCBM and RMG have agreed that RMG will AFE CCBM for $225,000 on July 1, 2001 for RMG's obligations for the wells to be drilled for the drilling program that will take place beginning in July of 2001 with Suncor as operator on the Castle Rock Properties in Montana. Subject to obtaining the consent of Quaneco and Suncor, and as consideration for CCBM funding the above-mentioned AFE, CCBM shall receive an undivided 6.25% working interest in the wells drilled and the leases underlying an 80 acre area attributable thereto during the 2001 drilling program conducted by Suncor. The $225,000 funded and paid by CCBM shall be part of the $5,000,000 drilling program described in Section 2.1.

2.6 Rentals, Surface Use and Option Payments. Subject to the provisions of the JOA, RMG and CCBM will each be obligated to pay one-half (1/2) of all on going payments of any kind to maintain any and all leases, options and farmin agreements and pay for all surface use agreements and other ongoing obligations on the Acquired Assets. RMG shall AFE CCBM for these costs (not to exceed $500,000), which will be part of the $5,000,000 drilling program. After completion of the $5,000,000 drilling program or expenditures of this type reaching the $500,000 cap each party shall be responsible for its share of these payments.

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2.7 Land Bank Fund. CCBM agrees that it will use its best efforts to seek out, obtain and secure financing and raise no less than $20 million to be used for the acquisition of lease hold interests to develop oil and gas properties within the AMI. Such funds will be secured and be available for use on or before June 30, 2002, subject to the terms of the financing agreement(s) between the lender(s) and RMG and CCBM. In the event CCBM is unable to establish the Land Bank Fund prior to June 30, 2002, RMG shall notify CCBM of its desire to extend the AMI for or before December 20, 2002. Failure to notify CCBM shall result in AMI being reduced to a 6 mile radius on all then existing properties held jointly by the Parties.

                                   ARTICLE III
                  RIGHT TO RECORDS AND INSPECTION OF PROPERTIES

3.1 Book and records. Upon 10 days of CCBM's written request, RMG shall provide CCBM with access to and upon request the ability to copy all books, maps, records, title records, files or other information related to the Acquired Assets in the possession of RMG, or within RMG's control to obtain, relating to RMG's activity on the Acquired Assets and within the AMI. CCBM shall reimburse RMG for its reasonable costs in providing such copies. Similarly, upon 10 days written request, CCBM shall provide to RMG access to and upon request, the ability to copy all books, maps, records, title records, files or other information related to the RMG Assets in the possession of CCBM, or within CCBM's control to obtain, relating to CCBM's activity on the RMG Assets and within the AMI. RMG shall reimburse CCBM for its reasonable costs in providing such copies.

3.2 Access to Inspection of the RMG Assets. Either Party may independently inspect or cause to be inspected by other qualified persons, at their sole cost and expense, all aspects of the RMG Assets which in its sole discretion are relevant or material to their undivided working interest in the RMG Assets.

                                   ARTICLE IV
                                     CLOSING

4.1 CCBM's Conditions to Closing.

The obligation of CCBM to close the transaction consistent with this Agreement is subject to CCBM's satisfaction, as determined solely by CCBM, of the following conditions which are for the sole benefit of CCBM and which may be waived in whole or in part by CCBM at any time on or before the Closing Date.

     (a) CCBM shall have satisfied itself regarding RMG's represented interests in the Acquired Assets including, but not limited to, verification that RMG owns such represented interests as listed on the attached on Exhibit "A" and is capable of assigning such interest to CCBM;


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     (b) Any consents, rights of refusal or other restrictions on the farmout, transfer, disposition, sale or assignment by RMG of any of the working interests or net revenue interests represented in Exhibit "A" shall have been waived or complied with;

     (c) CCBM shall have the opportunity to review, and shall be satisfied with, all agreements relating to RMG's interest in the Acquired Assets.

     (d) RMG shall continue to diligently pursue all permits necessary for drilling and production for state, fee and federal land locations on the Acquired Assets and CCBM shall be satisfied with the status thereof;

     (e) Subject to no material change in the environmental issues or liabilities occurring between May 31, 2001 and the Closing Date, CCBM shall have the opportunity to conduct an environmental audit or inspection on the Acquired Assets and be satisfied that there are:

          (1) no significant environmental issues which would constrain coalbed methane exploration, development and production activity, and

          (2)  no significant outstanding environmental liabilities;

     (f) If appropriate, CCBM shall have received releases and registerable discharges from all parties holding security interests against RMG's interest in the Acquired Assets.

     (g) Subject to no material change in the facts occurring between May 31, 2001 and the Closing Date, CCBM shall review and evaluate any and all claims or proceedings threatened or pending involving RMG in connection with the Acquired Assets.

     (h) All of RMG's interest in the Acquired Assets shall not be subject to any contracts for the sale of petroleum substances.

     (i) Subject to the approval of the Board of Directors of CCBM and the consent and approval CCBM's lenders under existing debt agreements.

4.2 RMG's Conditions to Closing.

The obligation of RMG to close the transaction consistent with this Agreement is subject to RMG's satisfaction, as determined solely by RMG, of the following conditions which are for the sole benefit of RMG and which may be waived in whole or in part by RMG at any time on or before the Closing Date.

     (a) RMG shall have received the $50,000 non-refundable Earnest Money Deposit as described in Section 1.3.


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     (b) RMG shall have satisfied itself that CCBM will commit to establishing a
         "Land Bank" in the amount of $20 million or more from outside sources for the financing of future land acquisitions within the AMI. If such Land Bank is not established by June 30, 2002, the AMI described in paragraph 2.7, may be reduced consistent with paragraph 2.7. If a Land Bank is established in an amount less than $20 million and committed to be used to fund an AMI acquisition, such AMI Interest shall be included in the existing joint property package.

     (c) Subject to the approval of the Board of Directors of RMG.

4.3 Closing Date. The transfer of an undivided fifty percent (50%) of RMG's right, title and interest in the RMG Assets to CCBM and all other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of RMG in Riverton, Wyoming at 2:00 p.m., local time on June 29, 2001 or at such other time or other place as RMG and CCBM may mutually agree (the "Closing Date").

4.4 Deliveries by RMG. At the Closing, RMG shall deliver the following to CCBM, the receipt of which shall be a condition to Closing:

     (a) The duly executed Assignment in recordable form transferring an undivided fifty percent (50%) of RMG's right, title and interest in the RMG Assets to CCBM.

     (b) Such other documents as may are reasonably requested by CCBM or its counsel.

4.5 Deliveries by CCBM. At the Closing, CCBM shall deliver the following, the receipt of which shall be a condition to Closing:

     (a) The Note and Mortgage as described in Section 1.4. (a).


                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF RMG

The RMG represents and warrants to CCBM as follows:

5.1 Organization and Qualification. RMG is a corporation duly organized under the laws of the State of Wyoming, and has all corporate powers to own its properties and to carry on its business as now owned and operated by RMG. RMG is qualified to do business, is in good standing, and has all appropriate or necessary licenses in each jurisdiction or place in which the nature of its business or the character of its properties requires such registration.

5.2 Authority to Transfer. RMG has the right, power, legal capacity and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no approvals, authorizations or consents of any person other than RMG are necessary in connection with RMG's execution, performance and delivery of this


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Agreement. This Agreement constitutes the legal, valid and binding obligation of
RMG, enforceable against RMG in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditor's rights generally.

5.3 Title to Acquired Assets. RMG has unencumbered title to all of the Acquired Assets.

5.4 Condition of Acquired Assets. From May 31, 2001 through the Closing Date, RMG shall not enter into any agreements, or amend any existing agreements relating to the Acquired Assets, nor shall RMG enter into any agreements relating to the sale of production of petroleum substances therefrom, save and except for such agreements and expenditures as are in the normal course of business or approved in writing by CCBM. Furthermore, RMG agrees to not directly or indirectly market its interest in the Acquired Assets or the AMI to any other party through the Closing Date.

5.5 Agreement Not in Breach of Other Instruments. Subject to the consent requirements in the Suncor, Quantum and Oyster Ridge Agreements, the execution and delivery of this Agreement and the other documents to be executed and delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby will not result in or constitute any of the following: (a) a default or event that, with the giving of notice or lapse of time, or both, would be a default breach or violation of any operating agreement of RMG or any agreement, instrument or arrangement to which RMG is a party or by which RMG or any assets or property of RMG is bound; (b) an event that would permit any party to terminate any contract or other agreement; or (c) the creation or imposition of any lien, charge, or encumbrance an any of the Acquired Assets.

5.6 Indemnity Suncor. RMG agrees to defend, indemnify and hold harmless CCBM, and its Acquired Asset from any and all debts, losses, liabilities, duties, damages, obligations, payments, settlement, judgment or compromise, cost and expenses (including, without limitation, any attorneys' fees and any and all expenses incurred for investigating, preparing or defending any such Action) under, out of or in connection with any dispute, suite arbitration, or proceeding (collectively "Action") related in any way whatsoever to the Article IV, Section 4.2, ;under the Suncor Agreement.


                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF CCBM

CCBM represents and warrants to RMG as follows:

6.1 Organization and Qualifications. CCBM is a corporation duly organized under the laws of the State of Texas, and has all corporate power to own its properties and to carry on its business as now owned and operated by CCBM. CCBM is qualified to do business, is in good standing, and has all appropriate or necessary licenses in each jurisdiction or place in which the nature of its business or the character of its properties requires such registration.

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6.2 Authority to Purchase. CCBM has the right, power, legal capacity and authority to enter into this Agreement, to perform its obligation hereunder and to consummate the transactions contemplated hereby, and no approvals, authorizations or consents of any person other than CCBM is necessary in connection with CCBM's execution, performance and delivery of this Agreement. This Agreement constitutes the legal, valid, and binding obligation of CCBM, enforceable against CCBM in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditor's rights generally.

                                   ARTICLE VII
                                   TERMINATION

7.1 Termination. This Agreement may only be terminated by the mutual consent of both RMG and CCBM.


                                  ARTICLE VIII
                                 CONFIDENTIALITY

8.1 Confidentiality

     (a) Until the Closing Date, there shall be no public release of information of any kind by RMG or CCBM with respect to this transaction unless mutually approved by the parties, or, if such release is required by the law, including necessary disclosure under the security laws, then the parties shall receive and approve a copy of such release at least twenty four (24) hours prior to its dissemination, unless waived by both parties.

     (b) In the event CCBM does not close the transaction consistent with this Agreement, CCBM agrees to return all information of any kind obtained by it from RMG, and its agent and representative, concerning the Acquired Assets, including proprietary data obtained from drilling and testing coalbed methane wells on the Acquired Assets ("Information") and to keep any and all Information obtained by CCBM or its agents and representatives confidential for a period of four (4) years from May 31, 2001. The Information obtained by CCBM shall not be considered confidential if:

         (i) It obtained such Information from the public domain other than as a result of a disclosure by RMG, or one of its agents or representatives;

         (ii) Such Information became available to CCBM on a non-confidential basis from a source other than RMG, or one of its agents or representatives, where that source has represented CCBM it is entitled to disclose it; or

         (iii)Such Information was known to CCBM on a non-confidential basis prior to its disclosure to CCBM by RMG, or one of its agents or representatives.

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                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1 Notices. All notices and other communication hereunder ("Notices") shall be in writing and shall be deemed given upon personal delivery, facsimile transmissions (with written or facsimile confirmation of receipt), or delivery by a reputable overnight commercial delivery service (delivery, postage or freight charges prepaid) on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like Notice):

      If to RMG:

      Rocky Mountain Gas, Inc.
      1 East Alger
      Suite 206
      Sheridan, WY  82801
      Fax: (307) 673-9711
      Attn: Peter G. Schoonmaker, President
      And

      U.S. Energy Corp.
      877 N. 8TH West
      Riverton, WY 82501
      Fax: (307) 857-3050
      Attn: Keith G. Larsen, President

      If to CCBM:

      CCBM, INC.
      14701 St. Mary's Lane, Suite 800
      Houston, TX 77079
      Fax: (281) 496-0884
      Attn: Ken Trahan

9.2 Survival of Representations, Warranties, Covenants and Agreements, All representations, warranties, covenants, obligations, liabilities and agreements of the parties contained in this Agreement or in any schedule, document certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement, shall survive the Closing Date, except for the representations and warranties contained in Sections 1.2 and 5.3, which are limited in their application solely to events or circumstances occurring or arising before the transfer of the Acquired Assets to CCBM.


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9.3 Further Assurances. The parties hereto agree to do such further acts and to execute and deliver any additional agreements or documents as maybe required to consummate, evidence or confirm the transactions and agreements contained in this Agreement.

9.4 Entire Agreement, Amendment Waivers. This Agreement and any exhibits delivered by the parties hereto contemporaneously herewith constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersede all prior agreement, representations and understandings of the parties hereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.

9.5 Binding Upon Heirs and Successors. This Agreement shall be binding upon and inure to the benefit of the respective successors, heirs, assigns and personal representatives of the parties hereto.

9.6 Signatures in a Representative Capacity. Each party whose signature is affixed hereto in a representative capacity represents and warrants that he is authorized to execute this Agreement on behalf of and to bind the entity on whose behalf his signature is affixed.

9.7 Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of Wyoming.

9.8 Severability. In the event any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions shall remain in full force and effect.

9.9 Expenses. Each party to this Agreement shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

9.10 Currency. All references herein to dollars or "$" shall be in the currency of the United States of America.

9.11 Headings. The paragraph heading in this Agreement are included for ease and reference only and are in no way intended to describe, interpret, define or limit the scope of this Agreement or any provisions hereof.

9.12 Arbitration. Any dispute that arises by virtue of this Agreement between CCBM and RMG shall be resolved by arbitration pursuant to the rules and procedures of the American Arbitration Association and governed by the laws of the State of Wyoming. Arbitration shall be conducted in the state of Colorado.



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


IN WITNESS WHEREOF, the parties have executed this Agreement as of the 29th day of June, 2001.


ROCKY MOUNTAIN GAS, INC.                    CCBM, INC.


By:    /s/   KEITH G. LARSEN                By:   /s/   S.P. JOHNSON
   -------------------------------             ---------------------------------

Title:       CEO                            Title:      PRESIDENT
      ----------------------------                ------------------------------



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